Exhibit 10.1

                           PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT, made this 7th day of January, 1997, by and between VOLVO CARS OF NORTH AMERICA, INC., a Delaware corporation ("Seller"); and DOLLAR TREE STORES, INC., a Virginia corporation and/or assigns ("Buyer"), DOLLAR TREE PROPERTIES, INC., a Virginia corporation ("DTP") and DOLLAR TREE DISTRIBUTION, INC., a Virginia corporation ("DTD").

                                   WITNESSETH:

     1. PROPERTY. Seller agrees to sell and Buyer agrees to buy at the price and upon the terms and conditions herein set forth that certain parcel of land in the City of Chesapeake, Virginia (the "City"), containing approximately 48.79 acres, shown as Parcels 10B-1 and 10B-2 together with the land designated "Proposed Executive Boulevard 80' R/W," (the "Property") on that certain plat entitled, "Preliminary Subdivision Plat of Parcel 10B Volvo Tract" made by Engineering Services, Inc., and dated December 19, 1996, attached hereto as Exhibit A and by this reference made a part hereof ("Preliminary Plat"). The parties acknowledge that Buyer intends to develop the Property as a corporate office, warehouse and distribution center (the "Project"). The parties further acknowledge that Buyer's development plans may require realignment of boundary lines, as Buyer's architects and engineers may specify, and the parties agree to cooperate in determining the final boundaries of the Property prior to recording a final subdivision plat (the "Subdivision Plat").

     2. PURCHASE PRICE. The purchase price for the Property ("Purchase Price") shall be $100,000 per acre for the portion of Parcel 10B-1 lying south of the dashed line labeled, "Purchase Price Dividing Line" on Exhibit A and $70,000 per acre for the remainder of Parcel 10B-1 and Parcel 10B-2, all as shown on the final subdivision plat or determined by a boundary survey of the Property prepared by Engineering Services, Inc. or such other qualified land surveyor selected by Buyer and approved by Seller, which approval shall not be unreasonably withheld or delayed. To determine the area of the Property in calculating the Purchase Price, the surveyor shall exclude all land required to be dedicated for the road described in paragraph 7.d, which land is designated "Proposed Executive Boulevard 80' R/W" (the "Road Tract") on Exhibit A. Buyer shall furnish its calculation of the actual Purchase Price at least two days prior to Settlement. The Purchase Price shall be payable as follows:
         a. The sum of $125,000.00 shall be deposited with Pioneer Title ("Escrow Agent") upon the execution and delivery of this Agreement, to be held in an interest bearing account as an earnest money deposit (the "Deposit") and paid to Seller at the consummation of the purchase and sale under this Agreement (the "Settlement"), or distributed as otherwise provided herein.
         b. At Settlement, Buyer shall pay Seller the balance of the Purchase Price by wire transfer or other immediately available funds.
         c. All interest on the Deposit shall accrue and be applied to the Purchase Price at Settlement.
         d. At Settlement, the Purchase Price shall be reduced by the sum of the following:
              i. $400,000 to reimburse Buyer for a portion of the cost of installing the road described in paragraph 7.d;

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              ii.     $5,500.00 to reimburse Buyer for the cost of the
                         subdivision plat; and
              iii.    $100,000.00 to reimburse Buyer for the cost of removing
                         excess soil ("Stockpiled Soil") now stored on the Property.

     3.  SETTLEMENT.
         a. The Settlement for the sale and purchase of the Property shall be held at the law office of Hofheimer, Nusbaum, McPhaul & Samuels, a Professional Corporation, 1700 Dominion Tower, Norfolk, Virginia, or at such place as Buyer may select. Notwithstanding the foregoing, Buyer and Seller agree that, at the request of Seller, Buyer and Seller shall use all reasonable efforts to effect the Settlement without necessitating the presence of either party so that Seller will deliver all documents required to be delivered by it in escrow to a mutually acceptable escrow agent in Virginia, and Buyer will deliver all documents and funds required to be delivered by Buyer in escrow to such escrow agent (Buyer and Seller hereby acknowledging that Buyer's title insurer will be an acceptable escrow agent), each such delivery to be under terms which allow and provide for the release from escrow and delivery for recordation or to the appropriate party of all documents so held and the disbursement of all funds so held. The Settlement shall be on the later to occur of January 10, 1997, or the day on which all of the conditions in paragraph 8 and paragraph 9 have been satisfied, but in no event later than the "Outside Closing Date" as defined in the next sentence. The Outside Closing Date shall be defined as the later of March 31, 1997 or ten (10) days after Seller has performed its obligations hereunder. If settlement shall not occur by the Outside Closing Date for any reason other than a failure of Seller to perform its obligations hereunder, the Deposit shall become non-refundable and Settlement shall occur no later than 30 days following the Outside Closing Date, time being of the essence, subject to the provisions of paragraph 8.b. Seller agrees to deliver title and possession of the Property to Buyer at closing by General Warranty deed (the "Deed") with English covenants of title, free and clear of all liens and encumbrances of any kind or description and free and clear of any easements, conditions, or reservations of record which adversely affect Buyer's intended use of the Property as a corporate office, warehouse and distribution center, subject to any title matters waived or accepted by Buyer pursuant to the provisions of paragraphs 4.a and 4.b below.
         b. Risk of loss to the Property shall be and remain the responsibility of Seller until Settlement. Taxes and other apportionable items, if any, shall be prorated at the date of Settlement. Seller shall pay prior to Settlement any rollback taxes assessed with respect to the Property. If the Property does not have a separate tax assessment as of Settlement, the parties agree to establish an escrow account with Buyer's title insurer, to pay all real estate taxes payable before the Property becomes a separate tax parcel, and each party shall fund its share of such real estate taxes at Settlement. If Seller's rollback tax liability cannot be determined and paid prior to Settlement, Seller agrees to satisfy the reasonable requirements of Buyer's title insurer to issue an owner's title insurance policy with affirmative coverage for such rollback taxes. The establishment of an escrow account with Buyers title insurer in an amount sufficient to fund the estimated amount of such rollback taxes shall be an acceptable reasonable requirement. Each party shall be responsible for its own legal fees in connection with Settlement.

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Seller shall pay the cost of preparation of any subdivision plat required to enable Seller to convey the Property as herein described, and the cost of preparation of the deed and the grantor's tax thereon; and Buyer shall pay all other costs and fees which may be required relating to the transfer of title.

         c. At Settlement, Seller agrees to convey Parcel 10B-2 as shown on Exhibit A and finally configured on the Subdivision Plat ("Parcel 10B-2") and the northern 150+/- feet of the Road Tract as finally configured on the Subdivision Plat to Buyer's designee, Dollar Tree Properties, Inc. Seller also agrees at Settlement to convey Parcel 10B-1 as shown on Exhibit A and finally configured on the Subdivision Plat ("Parcel 10B-1") and the balance of the Road Tract not conveyed to DTP to Buyer's designee Dollar Tree Distribution, Inc.

     4.  TITLE.
         a. Buyer shall have title to the Property examined and shall, within 10 days after the execution and delivery of this Agreement, notify Seller in writing of any objections to restrictions, easements, encumbrances, or any other matters of record which will have an adverse effect on Buyer's intended use of the Property. Title shall be such that Buyer can obtain an owner's title insurance policy from a reputable title insurance company at standard premiums, without exception other than for restrictions, easements or encumbrances acceptable to Buyer. Seller agrees to cause or allow no changes to the title to the Property subsequent to Buyer's title examination ("Title Changes") without Buyer's prior written consent. Upon receipt of notice of any such objections, Seller shall remove such objections at Seller's expense, and Seller shall be allowed a reasonable time in which to do so; provided, however, if (i) such objections cannot be removed within 75 days, or (ii) the cost to correct such objections would exceed $100,000, Seller may give Buyer written notice within 10 days after receipt of Buyer's objections that it elects not to cure them, and, unless Buyer then waives such objections, Buyer's Deposit (together with any interest thereon) shall be returned to Buyer, and thereupon all rights and obligations hereunder shall cease and terminate. In the event Buyer does not notify Seller in writing within 10 days after the execution and delivery of this Agreement of any objections to title of the Property or otherwise as set forth in this paragraph, Buyer shall have no right to object to the title to the Property for the purpose of this paragraph 4.a except with respect to matters first arising after the date of Buyer's title examination or matters specified in paragraph 8 as a condition to Settlement.
         b. If any Title Changes shall occur, Seller shall be allowed a reasonable time after notice or discovery thereof in which to cure them; provided, however, if such Title Changes were not caused or allowed by Seller, and such objections cannot be removed within 75 days or the cost to correct them will exceed $100,000.00, Seller may elect not to cure them and, unless Buyer waives its objection to Title Changes, the Deposit (together with any interest thereon) shall be returned to Buyer, and thereupon all rights and obligations hereunder shall cease and terminate.
         c. Nothing contained herein shall absolve the Seller from the obligation to pay at or before Settlement any due or accrued real estate taxes constituting a lien upon the Property or any other indebtedness constituting a valid and enforceable lien thereon recorded in the chain of title.

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     5.  ACCESS TO PROPERTY.
         a. From and after full execution hereof and until Settlement or until this Agreement is terminated, Buyer, its employees and agents shall have the right to go upon the Property from time to time for the purpose of making surveys, examinations, tests, environmental assessments and borings as Buyer may determine to be necessary and desirable, so long as such studies do not result in a material change in the present character or topography of the Property. In the event any such study, review or inspection reveals any material defects in the Property which are not acceptable to Buyer in Buyer's sole discretion, Buyer shall have the option within 30 days after execution of this Agreement by both parties, to (a) cancel this Agreement, or (b) notify Seller of such defect or fact, in which event Seller shall within 30 days after such notice or such other reasonable time not to exceed 55 days (i) correct such item, or (ii) at Seller's option, if the cost to correct would exceed $100,000 or the time to correct shall exceed 55 days, notify the Buyer that such defect will not be corrected, and the Buyer shall have the right to make Settlement or to cancel this Agreement. In the event of such cancellation, the Escrow Agent shall pay the Deposit (together with any interest thereon) then held to Buyer, and the parties hereto shall have no further rights against or obligations to the others. Buyer shall not be liable for any trees or other plants which may be damaged or destroyed in conducting on-site tests or surveys, but shall take reasonable care to minimize the scope of such damage and destruction. Buyer agrees to indemnify Seller and hold Seller harmless from and against all damages, claims, costs, expenses and liabilities arising from the filing against the Property of any mechanic's, materialmen's or similar lien resulting from work or services performed at the instance of Buyer or arising out of personal injury, death and damage incurred as a result of the exercise of the rights granted in this paragraph 5.a or arising from any of the activities described herein. Buyer's indemnity under the preceding sentence shall survive the termination of this Agreement or Settlement hereunder.
         b. In the event Buyer does not make Settlement for the Property, Buyer agrees promptly to deliver to Seller, at no cost to Seller, copies of all soil tests, surveys and engineering reports performed by Buyer, or at Buyer's request, with respect to the Property.

     6.  SELLER'S AGREEMENTS AND WARRANTIES.
         a. Seller agrees to grant to Buyer reasonable appurtenant easements for utilities and drainage for the benefit of the Property ("Buyer's Easements") across Parcel 10B-3 as shown on Exhibit A and finally configured on the Subdivision Plat ("Parcel 10B-3") and Seller's land that adjoins the Property to the east designated Parcel 10B-4 on the Preliminary Plat ("Seller's Remaining Land") to the extent necessary in the judgment of Buyer's engineers and planners to provide reasonable post development drainage and utilities services to the Project while at the same time reasonably accommodating Seller's use and development of Seller's Remaining Land. At Settlement, Buyer and Seller shall execute and deliver a recordable reciprocal easement agreement or two separate easement deeds (the "Reciprocal Easement Agreement") affecting the Property and Parcel 10B-3 and Seller's Remaining Land in order to create and govern Buyer's Easements and Seller's Easements (as hereinafter defined). The location, width and scope of Buyer's Easements and Seller's Easements (as hereinafter defined) and other terms of the Reciprocal Easement

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Agreement shall be determined by mutual agreement between the parties set forth in the Reciprocal Easement Agreement. The Reciprocal Easement Agreement shall provide that each party shall have the right to relocate the utility lines and drainage systems and other facilities located within the easements, at the requesting party's sole expense, provided that such relocation will not diminish the service provided by such facilities and reduce or unreasonably impair the usefulness or function thereof, and further provided that such relocation will be performed using materials and design standards which are comparable to those originally used. The Reciprocal Easement Agreement shall be recorded among the land records in the Clerk's Office of the Circuit Court of the City of Chesapeake, Virginia. All Buyer's Easements shall be granted without additional cost to Buyer. In addition, Seller agrees to grant Buyer such temporary access and entry to Parcel 10B-3 and Seller's Remaining Land, including temporary construction easements, as Buyer may reasonably require to construct the Road described in paragraph 7.d. Buyer agrees to provide Seller with all agreements, plats and deeds creating Buyer's Easements at least three (3) business days prior to settlement, and Seller shall have a right within such three (3) day period to provide Buyer before Settlement with written objections to any aspect of Buyer's Easements which it finds hinders Seller unreasonably.
         b. i. As used herein, "Hazardous Materials" shall mean any flammables, explosives, radioactive materials, hazardous materials, hazardous waste, hazardous or toxic substances or matter, oil or other petroleum products, asbestos, chemical pollutants or related materials, including the foregoing as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conversation and Recovery Act, as amended (42 U.S.C. Section 6901, et seq.), applicable state statutes; and in the regulations adopted and publications promulgated pursuant thereto.
              ii. As used in this Agreement, the term "Seller's knowledge" shall mean the actual knowledge, without independent inquiry or investigation, of Robert B. Mercer, Vice President and General Counsel of Seller, David C. Korpics, Vice President and Chief Financial Officer of Seller and Seller's broker, Michael Jacobus.
              iii. Seller represents and warrants that with the exception of Hazardous Materials which may be contained in discarded materials left on the site as reported in Phase I Site Assessment prepared by Law Engineering dated October 7, 1993 (a copy of which is attached hereto as Exhibit C) and in other debris currently located on the Property, to Seller's knowledge there are no Hazardous Materials located on the Property and the Property has not been used or operated for the storage, use, treatment, manufacture or disposal of any Hazardous Materials. Use of the Property for any of such purposes, or the presence of any Hazardous Material upon or under the Property, at any time prior to Settlement shall constitute a title defect pursuant to paragraphs 4.a. and 4.b.
              iv. Seller further represents and warrants that to Seller's knowledge there are no underground tanks upon the Property.
         c. Seller agrees to cooperate with Buyer at all times in obtaining any rezoning, variances, licenses, permits or approvals as Buyer deems necessary to develop the Project, and to execute or join in the execution, of any and all applications, petitions, pleadings, licenses, permits, plats or approvals

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as Buyer may reasonably request; provided, however, any such action shall be at
Buyer's sole cost and expense and no action in which Buyer requests Seller's joinder shall, in Seller's reasonable judgment, either materially reduce the value of the Property, or subject the Seller to liability; provided further, however, Buyer shall have no liability to Seller for any action to which Seller has acquiesced regardless of whether such action may have the effect of reducing the value of the Property.
         d. Seller shall use all reasonable efforts to cooperate with Buyer to provide the Subdivision Plat as soon as possible.
         e. Seller further represents and warrants that (i) now and at Settlement it has and will have full right, power and authority to enter into this Agreement and to perform all obligations of Seller in accordance with the terms and conditions of this Agreement, (ii) assuming due authorization, execution and delivery by Buyer, this Agreement constitutes, and at Settlement will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms, and (iii) as of Settlement, there are no tenants or licensees with respect to the Property whose tenancy or license cannot be terminated without cost to Buyer at its will upon no more than ten (10) days' notice.
         f. Seller represents and warrants that other than Jack Frost Enterprises or its affiliates ("Jack Frost") there are no tenants or licensees with respect to the Property claiming any interest in the Stockpiled Soil. Seller hereby agrees to indemnify Buyer, DTD and DTP and hold them harmless from and against all damages, claims, costs, expenses and liabilities arising from any claim by any person or entity other than Jack Frost for any interest or rights in the Stockpiled Soil or any tenancy or license with respect to the Property. Seller's indemnity and obligation under this paragraph 6.f shall survive the termination of this Agreement or Settlement hereunder.
         g. Seller agrees to convey to Buyer, or its designee, DTD, at Settlement, at no additional cost to Buyer or DTD and free and clear of all liens and encumbrances, sufficient land to allow construction of a deceleration lane for westbound traffic on Volvo Parkway turning right onto the Road described in paragraph 7.b, if the City of Chesapeake or other governmental authority requires such deceleration lane; provided, however, that the amount of such additional land shall be the least amount consistent with good engineering practices and municipal requirements, and provided further that Seller shall bear no cost to construct any improvements or to relocate from the affected land any utility facilities including the cost of relocating Virginia Power Company transformer facilities.

     7.  BUYER'S AGREEMENTS AND WARRANTIES.
         a. Buyer agrees that DTP and/or DTD will grant in the Reciprocal Easement Agreement or Seller shall reserve in the Deed reasonable appurtenant easements for utilities and drainage for the benefit of Parcel 10B-3 and Seller's Remaining Land ("Seller's Easements") across the Property to the extent necessary in the judgment of Seller's engineers and planners to provide reasonable post development drainage and utility services to Parcel 10B-3 and Seller's Remaining Land while at the same time reasonably accommodating Buyer's use and development of the Property. Seller's Easements shall also include an easement for the benefit of Seller and its successors and assigns for access and utilities in, on, under, across and over the Road Tract which shall terminate upon the Road Tract's dedication to and acceptance by the City

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of Chesapeake as a public street. All of Seller's Easements shall be granted or reserved without additional payment to Buyer or the owner of the burdened property or any reduction in the Purchase Price. Seller agrees to provide Buyer with all agreements and/or deeds creating Seller's Easements at least three (3) business days prior to Settlement, and Buyer shall have a right within such three (3) day period to provide Seller before Settlement with written objections to any aspect of Seller's Easements which it finds hinders Buyer unreasonably.
         b. Buyer represents and warrants that (i) Buyer has full right, power and authority to enter into this Agreement and now and at Settlement has and will have full right, power and authority to perform all of the obligations of Buyer in accordance with the terms and conditions of this Agreement and (ii) assuming due authorization, execution and delivery by Seller, this Agreement constitutes, and at Settlement will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer, in accordance with its terms.
         c. Buyer shall use all reasonable efforts and will cooperate with Seller at all times in obtaining subdivision of the Property and any permits or approvals Seller deems necessary to obtain approval of utilities and drainage systems now or hereafter located within Seller's Easements, which agreement shall be incorporated into the Reciprocal Easement Agreement or separate mutually agreeable instrument prepared in recordable form.
         d. DTD shall construct and dedicate to the City of Chesapeake, Virginia the extension of Executive Boulevard from Volvo Parkway to Eden Way North, as a four lane road with a right-of-way 80 feet wide, about 2,220 feet in length (the "Road"), in accordance with the specifications described in this paragraph and in Exhibit B attached hereto. The portion of the Road extending in a southerly direction from Eden Way North for a distance of 1,200 feet shall be completed and open for use pursuant to an access easement in favor of Seller and its successors and assigns by December 31, 1997. The remainder of the Road shall be completed and open for public use by July 1, 1998. Buyer and DTD shall provide Seller with financial statements and other financial information concerning Buyer and DTD, and Buyer shall guaranty to Seller the full and prompt payment and performance of all obligations of DTD under this Agreement pursuant to the terms of a guaranty instrument acceptable to Seller and its counsel in form and substance (the "Road Guaranty"). Buyer shall cause DTD to issue payment and performance bonds with surety for the construction of the road for the benefit of the City of Chesapeake, Virginia ("Road Bond") within six (6) months of the date hereof and shall provide DTD with all necessary funding for the construction of the road. Buyer's plans for constructing the Road shall include
(i) one water service lateral for Parcel 10B-3 shown on Exhibit A and three water service laterals for Seller's Remaining Land, (ii) one sanitary sewer service lateral for Parcel 10B-3, and five sanitary sewer service laterals for Seller's Remaining Land, and (iii) one (1) pipe stub located near the northeast corner of Parcel 10B-3 to receive storm water run-off from Parcel 10B-3, and three (3) additional pipe stubs (spaced approximately equally) to receive storm water run-off from a portion of the Seller's Remaining Land consisting of approximately 25.4 acres. Thirty three (33.0) acres of the 58.4 acres of Seller's Remaining Land shall drain into the canal system by means of facilities located on Seller's Remaining Land and will not be accommodated in the roadway storm drainage system. Each of the three (3) pipe stubs for storm water serving Seller's Remaining Land shall be sufficient to handle 10.4 acres of the post development run-off from

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25.4 acres of Seller's Remaining Land. The trunk line of the storm drainage system shall be sized to handle 25.4 acres of post development run-off from Seller's Remaining Land. Said water and sanitary sewer service laterals and storm water pipe stubs shall be of size, depth and other design parameters described below, but in no event shall be less than the standards and criteria required by the City of Chesapeake:
              i.      Water services shall be at least 8" in size.
              ii. Sanitary sewer services shall be at least 8" in diameter and shall terminate at the street right of way line at invert elevations not higher than 1.0' above the invert elevation of the main at the point where they discharge.
              iii. Storm water pipe stubs shall be sized based on the "Rational Formula," using a rainfall event with a return interval of 5 years, a composite site Coefficient of Runoff of not less than 0.80 and an initial time of concentration of not more than 15 minutes. Buyer agrees to install additional utilities services and median breaks or other road improvements requested by Seller within six (6) months of the date hereof for the benefit of Seller's Remaining Land, so long as Seller pays the cost thereof in excess of the cost to provide the levels of service enumerated above, as and when incurred by Buyer, within ten (10) days after receipt and approval of supporting invoices and other documentation reasonably requested by Seller's engineer. In addition to the conditions contained in paragraph 8, Buyer's and DTD's obligations under this paragraph 7.d are conditioned upon obtaining all appropriate federal, state, and city approvals for the construction of the Road, it being understood that Buyer and DTD shall use all reasonable efforts to obtain such approvals.

     8.  BUYER'S CONDITIONS TO SETTLEMENT.
         a. Buyer's obligation to make Settlement under this Agreement is expressly conditioned upon satisfaction of the following conditions:
              i. Buyer determining within 30 days after the date hereof, in its sole discretion, the feasibility of developing the Project. Buyer's inquiries related to the Property during such 30 day period may include, without limitation, zoning status and soil conditions. Buyer shall pay all costs associated with any feasibility studies.
              ii. Seller's representations and warranties shall be true and correct at Settlement and Seller's covenants and agreements shall be fully performed on or before Settlement.
              iii.    Final approval of the subdivision plat by the City.
              iv. Buyer obtaining all permits necessary to permit it to commence site work for the Project, but specifically excluding any permits and letters of confirmation required by Buyer from federal, state or city agencies relating to jurisdictional wetland areas which may be contained on the Property.
              v. Seller having cured or removed or Buyer having waived or accepted any Title Changes.
              vi. Buyer obtaining approval from the City and any other state or governmental authority, including the Virginia Department of Transportation, of the plans for constructing the Road, and Buyer obtaining from the City or other municipal authority, its binding commitment to underwrite not less than $500,000 of the cost of design and construction.

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              vii. Buyer and Seller entering into the Reciprocal Easement
Agreement and/or a separate agreement (the "Settlement Agreement") at Settlement acceptable to Buyer and Seller addressing, among other things, all of the requirements for Seller's Easements and Buyer's Easements set forth in paragraphs 6.a and 7.a hereof.
              viii. Seller shall have no objections to Buyer's Easements which Buyer has failed to satisfy on or before Settlement.
         b. In the event Buyer or Seller is unable to satisfy any of the conditions set forth in paragraphs 8.a.i through viii ("Buyer's Closing Conditions") on or before the Outside Closing Date, Buyer shall have the right:
(i) to notify Seller that it waives satisfaction of any such Buyer's Closing Conditions and will nevertheless make Settlement for the Property, or (ii) to void this Agreement, in which case Escrow Agent shall pay the Deposit (and any accrued interest) to Buyer, and neither party hereto shall have any further rights against or obligations to the other. If Buyer fails to notify Seller of its election under the previous sentence, it will be deemed to have elected option (i) and will proceed to Settlement within thirty (30) days following the Outside Closing Date. If Buyer's Closing Conditions have not been satisfied before the Outside Closing Date, Buyer shall have the option to extend the date for Settlement as follows, time being of the essence for all dates:
              i. Buyer may extend the date for Settlement to June 30, 1997 by delivering to Seller on or before March 31, 1997 (a) written notice of such election and (b) the amount of $100,000.00 to Seller (such delivery of funds to be effected either by wire transfer or by Buyer's check payable to Seller); and
              ii. Provided Buyer shall have extended the date for Settlement as provided in item 1, immediately above, Buyer may further extend the date for Settlement to September 30, 1997 by delivering to Seller on or before June 30, 1997 (a) written notice of such election and (b) the amount of $100,000.00 to Seller (such delivery of funds to be effected with by wire transfer or Buyer's check payable to Seller); and
              iii. All amounts delivered by Seller pursuant to this paragraph 8.b., being $100,000.00 or $200,000.00 as the case may be, together with interest thereafter earned thereon, are hereinafter called the "Extension Fee". None of the Extension Fee shall be credited against the Purchase Price due at Settlement.

     9. SELLER'S CONDITIONS TO SETTLEMENT. Seller's obligation to make Settlement under this Agreement is expressly conditioned upon satisfaction of the following conditions:
         a. The parties shall have executed and delivered the Reciprocal Easement Agreement and/or the Settlement Agreement.
         b. Buyer's representations and warranties shall be true and correct at Settlement and Buyer's covenants and agreements shall be fully performed on or before Settlement.
         c. Final approval of the subdivision plat of the Property and Seller's Remaining Land shall have been given by the City.
         d.   Execution and delivery of the Road Guaranty.
         e. Buyer shall have paid the Purchase Price and other sums necessary for closing to its attorney as settlement agent with the understanding that no proceeds payable in accordance with an agreed settlement statement between the

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parties shall be wired to Seller in accordance with its instructions until Buyer receives telephonic notification that the Deed has been placed in line for recordation among the land records in the Clerk's Office of the Circuit Court of the City of Chesapeake, Virginia, and Buyer's title insurance company will insure any "gap" between the delivery of the deed to the Clerk and the actual time of recording.
         f. Buyer shall have no objections to Seller's Easements, which Seller has failed to satisfy on or before Settlement.

     10. BUYER'S DEFAULT. In the event Buyer fails to purchase the Property in accordance with the terms and conditions of this Agreement, or otherwise defaults in the performance of Buyer's obligations pursuant to this Agreement, for any reason other than Seller's default or as otherwise permitted hereunder, Seller shall have the right to void this Agreement and to receive the Deposit plus all accrued interest as liquidated damages as Seller's sole remedy hereunder.

     11. SELLER'S DEFAULT. In the event that Seller shall default in the performance of its obligations hereunder, for any reason other than a default by the Buyer, then Buyer may at Buyer's option compel specific performance by Seller, pursue its remedy for damages arising from Seller's breach of any warranty, covenant or agreement contained in this Agreement or any material misrepresentation contained herein, or terminate this Agreement, in which event Escrow Agent shall forthwith return Buyer's Deposit plus all accrued interest, and the parties shall have no further rights against or obligations to the others. In the event Buyer seeks to compel specific performance by Seller, or Buyer pursues its remedy for damages arising from Seller's breach, Seller shall pay Buyer's reasonable attorney's fees incurred in such action.

     12. REAL ESTATE BROKERS. The parties agree that Seller will compensate its real estate broker, McBride Corporate Real Estate, pursuant to a separate agreement. Buyer represents and warrants that Buyer has not dealt with any other agent or broker in connection with the purchase of the Property. Buyer agrees to indemnify and hold Seller harmless from any and all cost, expense and loss (including attorney's fees) which Seller suffers as a result of a claim for real estate commissions on this transaction as a result of Buyer's dealing with any other agent or broker in connection herewith.

     13.      CONDEMNATION.
         a. If any eminent domain proceeding (including a temporary taking) affecting any portion of the Property is commenced or threatened before Settlement by a governmental body having the power of eminent domain ("Condemnation"), Seller shall immediately give Buyer written notice thereof and will promptly provide Buyer with copies of all other communications pertaining to such Condemnation. Seller will also promptly give Buyer notice of the time and place of meetings or telephone conferences with the condemning authority pertaining to the Condemnation and Buyer shall be given the opportunity to have a representative of Buyer attend and/or participate in any meeting or conference and to participate in all negotiations relating to any Condemnation. Seller shall not agree to accept any Condemnation award without Buyer's prior written approval, and Buyer will have the right to contest any

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award proposed by the condemning authority.  In the event Condemnation proceedings are instituted, Buyer shall have the option:
              i. to elect to proceed in accordance with this Agreement to purchase the Property notwithstanding such Condemnation; or
              ii. to terminate this Agreement, in which event Seller's attorney shall pay any Deposit and accrued interest to Buyer, and neither party shall have any further obligation to the other hereunder.
         b. If Buyer fails to make an election as provide in paragraph 13.a above, within fifteen (15) days following the institution of Condemnation proceedings, then Buyer shall be deemed to have elected the option described in paragraph 13.b.ii above.
         c. If Buyer elects to proceed in accordance with this Agreement as described in paragraph 13.a.i and title to that portion of the Property which is the subject of the Condemnation has not been acquired by the condemning authority as of Settlement, Buyer will have the further option to acquire all of the Property (including that portion of the Property which is the subject of the Condemnation) and require Seller to assign Seller's interest in the Condemnation award to Buyer at Settlement, which Seller agrees to do.
         d. If Buyer elects to proceed in accordance with this Agreement as described in paragraph 13.a.i and title to that portion of the Property which is the subject of the Condemnation has been acquired by the condemning authority as of Settlement, the Seller will receive the entire award and the Purchase Price will decrease to reflect the actual acreage of the Property remaining after the Condemnation.
         e. If Buyer elects to proceed in accordance with this Agreement as described in paragraph 13.a.i and the Condemnation resulted in the creation of an easement or encumbrance on the Property without a reduction in the acreage of the Property, then Seller will receive the entire award from Condemnation and the Purchase Price will decrease by the condemnation proceeds that were paid or are payable to Seller.

     14. NOTICES. All notices and communications hereunder, including change of address, shall be in writing and shall be deemed to have been duly given when personally delivered or deposited at the U.S. Postal Services by registered or certified mail, return receipt requested, postage prepaid:

     IF TO SELLER:                  Volvo Cars of North America, Inc.
                                    6 Volvo Drive, Building C
                                    Rockleigh, New Jersey 07647
                                    Attn:  Robert B. Mercer, Esquire

     WITH A COPY TO:                Willcox & Savage, P.C.
                                    1800 NationsBank Center
                                    One Commercial Place
                                    Norfolk, Virginia 23510
                                    Attn: Anthony M. Thiel, Esquire

     IF TO BUYER:                   Dollar Tree Stores, Inc.
                                    2555 Ellsmere Avenue
                                    Norfolk, Virginia 23513
                                    Attn: Mr. H. Ray Compton


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     WITH COPY TO:                  Hofheimer, Nusbaum, McPhaul & Samuels,
                                    a Professional Corporation
                                    1700 Dominion Tower, P.O. Box 3460
                                    Norfolk, Virginia 23514
                                    Attn.: William A. Old, Jr., Esquire

     By notice provided as above, any of the foregoing parties may advise the other parties of a change of address for notice purposes.

     15. BINDING. The parties to this Agreement mutually agree that it shall be binding upon them and each of their successors, heirs, personal representatives and assigns. This Agreement shall be assignable by Buyer to a partnership, corporation or other entity to be formed for which Buyer is acting as agent, only if Buyer shall remain liable for all of the obligations and duties under this Agreement. This Agreement contains the final and entire Agreement between the parties hereto, and neither they nor their agents shall be bound by any terms, conditions, warranties, or representations, oral or written, not herein contained.

     16. APPLICABLE LAW. This Agreement shall be construed in accordance with the laws and the State of Virginia.

     17. SURVIVAL. Except for paragraphs 1, 2, 3.a, 3.c, 4.a, 4.b, 6.d, 8, 9 and 13, the terms of this Agreement shall survive Settlement.

     18. MERGER; WAIVER; MISCELLANEOUS. This Agreement (which term shall include any exhibit or attachment hereto), the Deed, the Reciprocal Easement Agreement and the Road Guaranty embody the entire agreement and understanding of the parties. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and undertakings between the parties. The parties make no representations or warranties to each other, except as contained in this Agreement, and any and all prior representations, warranties, assurances and promises made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement, it being intended that no such prior representations, warranties, assurances and promises shall survive the execution and delivery of this Agreement. Failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the provision. No waiver by either party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed a further or continuing waiver of any condition or covenant, representation or warranty of this Agreement. Any change to this Agreement shall be made only in writing executed by the party sought to be charged thereby. This Agreement shall not be construed more strictly against one party than the other by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement. The term "include" or "including" shall mean without limitation by reason of enumeration. References to a "Paragraph" or to "paragraphs" and other subdivisions without

                                       12

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reference to a document are to designated paragraphs or other subdivisions of this Agreement. The words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision unless otherwise specifically stated in this Agreement. The captions and paragraph headings are for convenience only and shall not be used in construing or enforcing any of the provisions of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original hereof, but all of which, together, shall constitute a single agreement. There are no third party beneficiaries of this Agreement.

     IN WITNESS WHEREOF, the parties herein have executed this Agreement and have caused their names to be hereunto subscribed on the date and year indicated below:

                            VOLVO CARS OF NORTH AMERICA, INC.,
                                  a Delaware Corporation


Dated:  January 16, 1997              By: /s/ Robert B. Mercer
                                      Title: Vice President


                                 DOLLAR TREE STORES, INC.,
                                  a Virginia corporation


Dated:  January 16, 1997              By: /s/ H. Ray Compton
                                      Title: Executive Vice President


                        FOR THE PURPOSES OF PARAGRAPHS 3.c and 7.d:

                               DOLLAR TREE PROPERTIES, INC.,
                                  a Virginia corporation


Dated:  January 16, 1997               By: /s/ H. Ray Compton
                                      Title: Executive Vice President


                              DOLLAR TREE DISTRIBUTION, INC.,
                                  a Virginia corporation


Dated:  January 16, 1997               By: /s/ H. Ray Compton
                                      Title: Executive Vice President


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STATE OF New Jersey

CITY/COUNTY OF Bergen


     The foregoing instrument was acknowledged before me this 16th day of

January, 1997, by Robert B. Mercer, as Vice President of  VOLVO CARS OF

NORTH AMERICA, INC., a Delaware corporation, on behalf of the corporation.

                             /s/ Diane Marino
                           -----------------------------
                           Notary Public


My commission expires: 7/10/2001





STATE OF Virginia

CITY/COUNTY OF Norfolk


     The foregoing instrument was acknowledged before me this 16th day of

January, 1997, by H. Ray Compton, as Executive Vice President of DOLLAR TREE

STORES, INC., a Virginia corporation, on behalf of the corporation.

                              /s/ Carol C. Lilla
                           -----------------------------
                           Notary Public


My commission expires: 4/30/99






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STATE OF Virginia

CITY/COUNTY OF Norfolk

     The foregoing instrument was acknowledged before me this 16th day of

January, 1997, by H. Ray Compton, as Executive Vice President of DOLLAR TREE

PROPERTIES, INC., a Virginia corporation, on behalf of the corporation.

                              /s/ Carol C. Lilla
                           -----------------------------
                           Notary Public


My commission expires: 4/30/99





STATE OF Virginia

CITY/COUNTY OF Norfolk

     The foregoing instrument was acknowledged before me this 16th day of

January, 1997, by H. Ray Compton, as Executive Vice President of DOLLAR TREE

DISTRIBUTION, INC., a Virginia corporation, on behalf of the corporation.

                              /s/ Carol C. Lilla
                           -----------------------------
                           Notary Public


My commission expires: 4/30/99

                  EXHIBIT B TO AGREEMENT DATED JANUARY 7, 1997
              BY AND BETWEEN DOLLAR TREE STORES, INC. ("DTS") AND
                          VOLVO CARS OF AMERICA, INC.


     DTS will cause Dollar Tree Distribution, Inc., to construct the Road consisting of the extension of Executive Boulevard and the related improvements described below, approximately 2,220 feet in length with an 80 foot right-of-way extending from the intersection of Executive Boulevard and Volvo Parkway to the intersection of Eden Way North and Kristina Way, more particularly set forth in approximate location and design shown on Exhibit A. The Road shall be designed and constructed in accordance with the City's standard typical roadway section for an 80-foot right-of-way (RW-80) and shall meet applicable requirements in the Chesapeake Public Facilities Manual. The general requirements for the building of the Road, subject to modification based on actual site conditions, are as follows:

     1. One line of curb and gutter on the outside of each of the two roadways and one line of curb on the inside of each of the two roadways.
     2. Heavy pavement including approximately 5" stone base and approximately 10" asphalt.
     3.       4' wide sidewalk on each side.
     4. 10" or 12" water main with fire hydrants, valves, etc. extending to and connecting with the water main located in Volvo Parkway.
     5.       8" sanitary sewer with manholes, laterals, etc.
     6. Storm water drainage sized to meet the post development run-off requirements (as described in paragraph 7.d) for the surrounding property as determined in accordance with reasonable engineering standards and practices and the requirements of the City of Chesapeake.
     7.       Clearing.
     8.       Grading.
     9.       Street lights at approximately 160' intervals.
     10.      Canal crossing by culvert.
     11. If required by the City of Chesapeake, installing, providing bonds for the installation of, or making all contributions required by the City towards the installation of traffic signals at Eden Way North and Executive Drive and/or Executive Drive and Volvo Parkway. Nothing herein shall impose any obligation on DTS with respect to traffic signals previously bonded by third parties.
     12. If pump station upgrades are required by the City of Chesapeake in connection with the development of the Property and/or construction of the Road, the upgrades shall include all improvements necessary to accommodate development of the Property, Parcel 10B-3 and all of Seller's Remaining Land. After completing the Road and developing the Property, none of Buyer, DTD or DTP will have any further obligation to upgrade the pump stations.
     13. All costs for relocating any Virginia Power or other utility equipment, facilities, cables and lines directly relating to the building of the Road.
     14. If required by the City, construction of a right turn deceleration lane for westbound traffic on Volvo Parkway.


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